Exhibit 99.1
For Immediate Release
For more information, please contact:
Jan H. Hollar
EVP/Chief Financial Officer
jan.hollar@yadkinvalleybank.com
704.768.1161
YADKIN VALLEY FINANCIAL DEFERS DIVIDEND
AND INTEREST PAYMENTS FOR Q2 2011
ELKIN, NC, June 7, 2011 —Yadkin Valley Financial Corporation (NASDAQ: YAVY) announced today a deferment of its regularly scheduled quarterly payments on the company’s preferred stock issued to the U.S. Treasury as part of TARP and on the company’s outstanding trust preferred securities. The election to defer is not a default under any of the terms on these securities.
“After careful consideration, we, like many other financial institutions, have been advised by our primary regulator to take this action in an effort to preserve capital during this difficult economic period. While we have the cash on hand to make these payments, we believe it to be in the best interest of the company to defer at this time,” said Joseph H. Towell, President and CEO of Yadkin Valley Financial Corporation. “We continue to be well-capitalized and focused on our strategic plan for the company.”
These payments will be reexamined next quarter and may be reinstated if it is deemed appropriate by the company and its primary regulator at that time.
“We are focused on our current goals for strengthening the company. We will continue to direct our efforts toward improving asset quality, prudent capital management, continuing to rationalize expenses, growing net interest margin, and managing loan growth,” said Towell.
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About Yadkin Valley Financial Corporation
Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full-service community bank providing services in 38 branches throughout its three regions in North Carolina and South Carolina. The Western Region (formerly Yadkin Valley Bank division and High Country Bank division) serves Avery, Watauga, Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties. The Central Region (formerly Piedmont Bank division and Cardinal State Bank division) serves Durham, Orange, Granville, Iredell and Mecklenburg Counties. The Southern Region (formerly American Community Bank division and the Huntersville and Cornelius branches of the Piedmont division) serves Mecklenburg and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage-lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation’s website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.
Forward-Looking Statements
Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (www.sec.gov). All subsequent written and oral forward-looking statements concerning Yadkin Valley or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. The inclusion of forward-looking statements should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.